For Immediate Release
April 17, 2012

DNA BRANDS AND CHARLES MORGAN SECURITIES SIGN AGREEMENT

Charles Morgan Securities to Provide Capital Raising and Consulting Services
for the Florida Based Energy Drink and Meat Snack Provider

BOCA RATON, Florida, April 17, 2012  (GLOBE NEWSWIRE)  DNA Brands, Inc. (DNAX.OB) today announced that it has entered into an agreement that appointed Charles Morgan Securities, Inc., as its Investment Banker. Under the terms of the Agreement, Charles Morgan has agreed to assist in an initial equity capital raise of $1.5 million at $0.30 per share. A second capital raise of $2.5 is anticipated in the future at a price to be determined. The funds will be used by DNA to increase inventory and implement an aggressive marketing and advertising campaign.

“We are so very pleased to have found a group like Charles Morgan Securities who not only shares in our vision but is also willing to roll up their sleeves to provide support on so many levels,” said DNA’s CEO Darren Marks. “Having successful and experienced investment bankers behind us, like Paul Taboada, Charles Morgan’s CEO, will allow DNA’s management to direct all of its efforts building sales and growing the brand. Specifically, we plan to greatly increase  points of distribution (PODS) throughout Florida where we have demonstrated increasingly strong sales and demand for the brand. In addition this Agreement will allow us to complete the build out of regional markets like California, Wisconsin, Texas and New York.  Our goal is to have national distribution by 2014”, concluded Marks.

Paul Taboada CEO of Charles Morgan Securities, Inc., said, “I am excited about working with DNA Brands and their management team. I believe together with the proper funding we can develop a regional brand that has the potential to grow nationally.  I have been reviewing the business plan as well as the roll out plan for other states and believe the management team in one that will deliver for all shareholders involved.  I am looking into more avenues of distribution as well as other retailers that will carry the brand and am pleased with the response so far. I believe that this company will grow and its growth will be illustrated in the company’s financials as we grow revenues and penetrate new markets. We have signed a long term investment banking deal with DNA BRANDS and I look optimistically toward the future to build this brand and distribute the product into new markets.”

About DNA Brands, Inc.

DNA BRANDS, make DNA Energy Drink®, the award-winning, best-tasting energy drink at the 2010 World Beverage Competition, and DNA Shred Stix™. DNA Energy Drink® is a proprietary blend of quality ingredients in four flavors Citrus, Lemon Lime, Sugar Free Citrus and CRANRAZBERRY. DNA is a proud sponsor of many action sport teams consisting of top athletes from Motorcross, Surf, Wakeboard and Skateboard has received tremendous TV and media coverage.

Independent retailers throughout the state sell the DNA Brand products as well as national retailers including Walgreens, Race Trac and Circle K.  Distribution is primarily through Grass Roots Beverage the Company’s wholly owned subsidiary and select Miller and Anheuser-Bush distributors in select markets.

True to its actions sports roots, DNA BRANDS, INC., has earned national recognition through its sponsorship of the DNA Energy Drink/Jeff Ward Racing team where it competes on a world-class level in Supercross and Motocross, reaching millions of fans. DNA Energy Drink(R) can also be found in other action sports such as Surfing, BMX, Wakeboarding and Skateboarding and its athletes are recognized stars in their own right.

For more information about DNA Energy Drink, its athletes and sponsorships, please visit www.dnabrandsusa.com or contact:
Darren M. Marks, President (954) 970 3826 darren@dnaenergydrink.com

About Charles Morgan Securities, Inc.

Charles Morgan Securities, Inc. is a Wall St. based investment banking firm that offers a full range of financial services. The firm provides funding for emerging growth companies through private placements, advises on corporate planning, mergers and acquisitions, executes transactional brokerage services and investment banking services. Charles Morgan Securities, Inc. is a member of FINRA and SIPC.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.